EXHIBIT 99.1

MICHAEL FOODS REPORTS 2003 FINANCIAL RESULTS; EBITDA UP 12%

MINNETONKA, March 25 — Michael Foods, Inc. today reported financial results for 2003. Due to an acquisition of the company in November 2003 by an investor group and management, 2003 results are being reported as two periods.

Reported net losses for the one month ended December 31, 2003 and the eleven months ended November 30, 2003 were $(4.5) million and $(18.2) million, respectively, compared to net earnings of $29.7 million for the year ended December 31, 2002. The losses relate primarily to expenses from our acquisition and related purchase accounting. Reported net sales for the one month ended December 31, 2003 and the eleven months ended November 30, 2003 were $140.8 million and $1,184.4 million, respectively, compared to $1,168.2 million for the year ended December 31, 2002. Net sales, on a combined basis, for 2003 were $1,325.2 million, an increase of 13% from the 2002 level. 2003 was a 53 week year, whereas 2002 was a 52 week year.

We sold our Dairy Products Division effective September 30, 2003. Pro forma net sales for the continuing businesses in 2003 were $1,180.5 million compared with $977.6 million for 2002, an increase of 21%. Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our credit agreement) for the year ended December 31, 2003 were $158.4 million, compared to $140.9 million in 2002, an increase of 12%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “We were pleased with the Egg Products Division results for the year, especially given the feed cost and egg cost pressures seen in the fourth quarter. Divisional net sales rose 26% last year, reflecting strong unit sales growth and rising pricing, driven by an unusually strong egg market. Sales reflected a full year of Canadian operations versus four months in 2002. It is also noteworthy that unit sales for the Division increased 12%, partially due to the impact of the Canadian acquisition. Value-added products unit sales rose by 15% in 2003, which was an outstanding performance. EBITDA for the Division rose 12% in 2003. While the operating earnings from value-added products collectively declined, due to raw material cost pressures, a substantial profit improvement was recorded from products that are used in the industrial market to produce other food items. Operating earnings for industrial products rose to meaningful levels from break-even levels in 2002. The improvement was largely related to a much higher egg market, particularly later in the year, which lifted market prices for many egg products.”

Ostrander added, “Refrigerated Distribution net sales growth was also strong, rising 12% for the year. We saw solid unit sales growth of 3%, which was supplemented with rising prices for cheese and butter, reflecting market conditions. Good cost management and more effective hedging of cheese costs than in 2002 resulted in the Division’s 2003 EBITDA rising by 26%. Potato Products results were solid, with 2003 net sales 6% ahead of 2002 levels. With stable pricing, most of the sales gain was volume-driven, with mashed items, in particular, showing excellent results. The Division dealt with the lower quality potatoes of the 2002 harvest for the first nine months of 2003, which reduced processing yields and margins, and made investments last year in the retail Simply Potatoes™ line. As a result, Potato Products EBITDA declined by 8% last year. A much better fall of 2003 potato harvest has resulted in improved processing yields, with the fourth quarter registering an EBITDA gain year-over-year.”

Ostrander concluded, “We have strong momentum in most of our product lines, with excellent Egg Products sales seen so far in 2004. We are optimistic about our 2004 prospects, given the strong demand for our products against the backdrop of an improving economy and rising foodservice sector. Cost pressures exist, however, that could result in margin challenges this year. In particular, feed costs are continuing to increase and cheese costs have climbed sharply in recent weeks.”

“Free cash flow has exceeded our expectations since the acquisition, or re-LBO, of our company last fall. We have over $50 million of invested cash currently. Given our momentum, working capital disciplines and reasonable capital spending plans, we anticipate free cash flows will remain healthy throughout 2004.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Three Months ended Dec. 31, 2003 (a):
External net sales	$250,049	$85,427	$21,478	N/A	$356,954
EBITDA*	43,330	5,301	4,522	51	53,204

Three Months ended Dec. 31, 2002 (a):
External net sales	$174,806	$68,971	$19,396	N/A	$263,173
EBITDA*	29,326	6,000	4,447	(1,399)	38,374

Year ended Dec. 31, 2003 (a):
External net sales	$825,619	$278,456	$76,421	N/A	$1,180,496
EBITDA*	128,949	20,007	14,299	(4,810)	158,445

Year ended Dec. 31, 2002(a):
External net sales	$657,824	$247,588	$72,170	N/A	$977,582
EBITDA*	115,358	15,852	15,490	(5,757)	140,943

*	2003 Egg Products results include gains of approximately $4.3 million related to partial settlements of litigation and 2002 Egg Products results include a gain of approximately $0.8 million related to a partial settlement of litigation.

(a)	The quarter and year ended December 31, 2003 are presented on a pro forma basis. The pro forma amounts include external net sales and EBITDA of the Company’s predecessor for the eleven months ended November 30, 2003 combined with the same data of the Company for the one month ended December 31, 2003. All periods are exclusive of operations from the Dairy Products Division that was sold effective September 30, 2003.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. The following table reconciles our net earnings to EBITDA for 2003 and 2002:

	2003	2002
	(dollars in thousands)
Net earnings (loss)	$(22,679)	$29,661
Interest expense, excluding amortization of debt issuance costs	42,705	45,961
Amortization of debt issuance costs	3,948	4,218
Income tax expense	(14,233)	18,543
Depreciation and amortization	52,292	49,628
Equity sponsor management fee	1,312	1,300
Industrial revenue bonds related expenses	777	961
Other non-recurring charges related to acquisition accounting	5,346	—
Transaction expenses	83,724	—
Loss on Dairy Division disposition	16,288	—
Dairy Division net earnings	(6,540)	(5,526)
Income tax expense related to Dairy Division	(4,100)	(3,566)
Corporate costs allocated to the Dairy Division	(1,280)	(822)
Other	885	585

Consolidated EBITDA, as defined in our senior credit facility	$158,445	$140,943

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company and Northern Star Co.

Condensed consolidated statements of operations are as follows:

Michael Foods, Inc.

Condensed Consolidated Statements of Operations

(000’s, unaudited)

	Company	Predecessor		Company	Predecessor
	Fourth Quarter			Annual
	One Month ended Dec. 31, 2003	Two Months ended Nov. 30, 2003	Three Months ended Dec. 31, 2002	One Month ended Dec. 31, 2003	Eleven Months ended Nov. 30, 2003	Year ended Dec. 31, 2002
Net sales	$140,806	$216,148	$306,024	$140,806	$1,184,357	$1,168,160
Cost of sales	121,442	172,251	250,694	121,442	973,004	953,333

Gross profit	19,364	43,897	55,330	19,364	211,353	214,827
Selling, general & administrative expenses	14,676	14,794	27,788	14,676	106,339	116,444
Transaction expenses	7,121	25,785	—	7,121	25,785	—

Operating profit (loss)	(2,433)	3,318	27,542	(2,433)	79,229	98,383
Interest expense, net	4,932	11,920	12,339	4,932	47,760	50,179
Loss on early extinguishment of debt	—	50,818	—	—	50,818	—
Loss on Dairy Division disposition	—	10,198	—	—	10,198	—

Earnings (loss) before income taxes	(7,365)	(69,618)	15,203	(7,365)	(29,547)	48,204
Income tax expense (benefit)	(2,836)	(26,953)	5,583	(2,836)	(11,397)	18,543

Net earnings (loss)	$(4,529)	$(42,665)	$9,620	$(4,529)	$(18,150)	$29,661

Selected balance sheet information (000’s, unaudited):

	Company	Predecessor
	December 31, 2003	December 31, 2002
Cash and equivalents	$45,594	$20,572

Accrued interest	4,527	9,336

Total debt, including current maturities	790,271	511,389

Certain items in this release may be forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

#    #    #

03-25-04